Exhibit 99.2

FOR IMMEDIATE RELEASE

ExactTarget Acquires iGoDigital to Deepen Web Capabilities, Add Predictive Analytics

Acquisition Extends ExactTarget’s Strength in Cross-Channel Marketing with Advanced Website Solutions, Predictive Analytics to Transform Data Into Personalized Marketing

INDIANAPOLIS (Oct. 11, 2012) — Global interactive marketing provider ExactTarget (NYSE:ET) announced today it has acquired privately-held iGoDigital, bringing advanced Website solutions and predictive analytics to ExactTarget’s cross-channel interactive marketing platform.

ExactTarget paid $21.0 million in total consideration for iGoDigital, consisting of $14.7 million in cash and $6.3 million in ExactTarget common stock. Indianapolis-based iGoDigital will lead ExactTarget’s expanded Web product line under the leadership of iGoDigital Founder and President Eric Tobias.

“Consumers expect a seamless experience across every interaction with a brand,” said Scott Dorsey, ExactTarget co-founder and chief executive officer.  “With the addition of iGoDigital’s advanced Web capabilities and predictive analytics to the ExactTarget platform, we will continue to revolutionize marketing with a powerful suite of new applications to transform data into highly personalized, seamless experiences across email, mobile, social media and the Web.”

Founded in 2004, iGoDigital is a leading provider of Web personalization solutions that deliver predictive, real-time product recommendations and online guided selling experiences. iGoDigital’s software-as-a-service platform provides clients a complete solution to observe and analyze online behavior and ask explicit questions through its guided selling application to develop highly accurate customer profiles that can power cross-channel personalization and optimization. Eight of the top 10 online retailers and many of the world’s top brands harness the power of iGoDigital’s solutions, including Staples, Wal-Mart, P&G, Lids and Scholastic.

“iGoDigital is revolutionizing the online experience by providing consumer brands a powerful and intuitive solution to transform what they know about a consumer into a highly targeted and relevant online experience,” said Tobias. “As a part of ExactTarget, we can provide our clients even greater levels of innovation by bringing together the best of our Web and predictive analytics capabilities with ExactTarget’s cross-channel interactive marketing platform.”

For more information on how ExactTarget and iGoDigital will revolutionize data-driven marketing, visit www.ExactTarget.com/iGoDigital.

The announcement of ExactTarget’s acquisition of iGoDigital is one of two acquisitions announced today.  ExactTarget also announced the acquisition of Atlanta-based marketing automation provider Pardot.

Conference Call

ExactTarget will host a conference call at 5 p.m. Eastern today (Oct. 11, 2012) to discuss both acquisitions with the investment community.

To access the call from the U.S., dial 800.299.9630 or 617.786.2904 internationally. A live webcast of the call will also be available at www.ExactTarget.com/Investor.

An audio replay of the call will be available until Oct. 18, 2012 at 888.286.8010 or 617.801.6888 internationally. To access the replay, reference Conference ID 15228738.

About iGoDigital

iGoDigital is a leading provider of Web personalization solutions that deliver accurate, predictive and actionable real-time product recommendations and online guided selling experiences. iGoDigital’s software-as-a-service personalization solutions power 8 of the top 10 online retailers and many of the world’s most successful brands, including Staples, Wal-Mart, P&G, Lids and Scholastic. iGoDigital is headquartered in Indianapolis, Indiana. For more information, visit www.igodigital.com.

About ExactTarget

ExactTarget is a leading global provider of email marketing and cross-channel interactive marketing software-as-a-service solutions that empower organizations of all sizes to communicate with their customers through email, mobile, social media and websites. ExactTarget’s powerful suite of integrated applications enable marketers to plan, automate, deliver and optimize data-driven interactive marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. Headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America and Australia, ExactTarget trades on the New York Stock Exchange under the ticker symbol “ET.” For more information, visit www.ExactTarget.com.

Media Contact:

Kari Browsberger (Finn Partners) 312.329.3980 or MediaRelations@ExactTarget.com